PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus June 18, 2002)                    REGISTRATION NO. 333-54662




                              [HOLDRS RETAIL LOGO]


                        1,000,000,000 Depositary Receipts
                            Retail HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated June 18, 2002, relating to the sale of up to 1,000,000,000 depositary receipts by the Retail HOLDRS (SM) Trust.

         The share amount specified in the table on page 10 of the base prospectus shall be replaced with the following:

                                                                      Primary
                                                             Share    Trading
                   Name of Company                 Ticker   Amounts    Market
           ---------------------------------------------------------------------
           Albertson's, Inc.                        ABS        8      NYSE
           Amazon.com, Inc.                         AMZN       7      Nasdaq NMS
           Best Buy Co., Inc.(1)                    BBY        6      NYSE
           Costco Wholesale Corporation             COST       8      Nasdaq NMS
           CVS Corporation                          CVS        7      NYSE
           Federated Department Stores              FD         4      NYSE
           Kohl's Corporation                       KSS        6      NYSE
           Lowe's Companies, Inc.                   LOW       14      NYSE
           RadioShack Corporation                   RSH        3      NYSE
           Safeway Inc.                             SWY        9      NYSE
           Sears, Roebuck and Co.                   S          6      NYSE
           Target Corporation                       TGT       16      NYSE
           The Gap, Inc.                            GPS       16      NYSE
           The Home Depot, Inc.                     HD        40      NYSE
           The Kroger Co.                           KR        15      NYSE
           The Limited, Inc.                        LTD        8      NYSE
           The May Department Stores Company        MAY        6      NYSE
           The TJX Companies, Inc.(2)               TJX       10      NYSE
           Walgreen Co.                             WAG       19      NYSE
           Wal-Mart Stores, Inc.                    WMT       36      NYSE

         --------------------
         (1) Best Buy Company Inc. announced a 3-for-2 stock split on its common stock payable to shareholders of record as of April 26, 2002. Best Buy Company Inc. began trading on a split-adjusted basis on May 13, 2002. Effective May 16, 2002 the share amount of Best Buy Company Inc. represented by a round lot of 100 Retail HOLDRS is 6.

         (2) TJX Companies, Inc. announced a 2-for-1 stock split on its common stock payable to shareholders of record as of April 25, 2002. TJX Companies, Inc. began trading on a split-adjusted basis on May 9, 2002. Effective May 14, 2002 the share amount of TJX Companies, Inc. represented by a round lot of 100 Retail HOLDRS is 10.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2002.